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                                                                  EXHIBIT 10.M.1

                                THE FINOVA GROUP
                SEVERANCE PAY PLAN AND SUMMARY PLAN DESCRIPTION

POLICY
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It is the policy of The FINOVA Group Inc. and its subsidiaries electing to participate in this Plan (collectively, "FINOVA" or the "Company") that severance pay may be granted to terminated employees under certain limited circumstances. Other FINOVA subsidiaries may have different policies as approved by FINOVA. The Company retains the right to amend or terminate this Severance Pay Plan (the "Plan") from time to time at its sole discretion.

The Plan is not intended to modify or restrict the Company's right to make termination decisions and in no way modifies the employment-at-will relationship between any employee and the Company. The Company retains the discretion to determine which employee or employees are to be discharged based on any criteria or factors selected by the Company.

SCOPE
-----

The Plan applies to all eligible Company employees and is effective June 1, 1997, and as amended January 1, 2002. The Plan replaces all other separation or severance pay practices or plans previously maintained by the Company, except for written severance arrangements offered to individuals. The terms of this Plan may be modified for discrete groups of employees in a writing executed by a Vice President of Human Resources or by any individual or groups of individuals authorized to amend the Plan under the Amendment Section below. Except to the extent specified in any such writing, in the event of any conflict between such writing and the Plan, or in the event of any omission from such writing, the terms of this plan shall control.

PRACTICE
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1.   The Severance Pay Plan is designed to provide transitional income to eligible employees while they seek other employment.

2. The Vice President of Human Resources (VP-HR) is responsible for initially administering the Severance Pay Plan. The Severance Appeals Committee (the "Committee") will administer any employee claims or complaints. All severance packages will remain confidential between the employee, the Committee, and others at the Company (including its outside advisors) who have a need to know.

  3. Any employee is potentially eligible for benefits, except as provided below.

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  4.   Employees will be considered eligible for severance pay if they are an employee in 'good standing' and are permanently terminated because of the following (unless the employee refuses a transfer deemed suitable by the Company):

       .  the business they work in being sold or discontinued, or

       .  a reduction in force, or

       .  an impending Change of control, or

       .  within 12 months after a Change of Control

       . Unsatisfactory performance or insufficient aptitude not due to misconduct, disloyalty, insubordination, malfeasance, failure to perform assigned duties, failure to comply with Company directives or policies, violation of the Code of Conduct or other prohibited actions, as determined by the Severance Committee.

4. Employees are not eligible to receive severance pay under any other circumstances which are not mentioned in paragraph 3, including, but not limited to the following circumstances:

     . Employee-initiated (as compared to employer-initiated) voluntary resignation or retirement.
     .    Death of the employee.
     .    Failure to report to work in violation of Company policy.
     . Discharged for misconduct, disloyalty, insubordination, malfeasance, failure to perform assigned duties, failure to comply with Company directives or policies, violation of the Code of Conduct or other prohibited actions.
     . Covered by an authorized written employment agreement or salary continuation plan.
     . Entitled to receive any other income replacement benefit including, but not limited to a long-term disability benefit or worker's compensation under current employer plans and policies.
     . Offered a reasonably comparable position at FINOVA or any of its affiliates or successors, provided that the employee's base salary for the position offered is at least 80 percent of his/her previous base salary and does not require relocation to a new facility more than thirty miles from the employee's current work location.

5. The amount of severance pay to employees is as follows (severance pay is calculated on base salary only and excludes incentives, overtime, bonuses, commissions, perquisites, or any other forms of compensation including payments made under the Plan, except as otherwise may be required by Law):

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A)   REDUCTION IN FORCE (includes elimination of job or position, the
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     business an employee works in being sold or discontinued, impending
     Change of Control or, termination (other than for cause) within 12 months after a Change of Control)

     .    Less than three months service, two (2) weeks severance pay.
     .    More than three months but less than one years service, four (4)
          weeks pay
     .    More than one years service:

          .    Grade A-E and 11:

          Two (2) weeks of pay for each year of service with a minimum of 8 weeks of pay and a maximum of 52 weeks of pay.

          .    Grade F-I, S and 00:

          Three (3) weeks of pay for each year of service with a minimum of 16 weeks of pay and a maximum of 52 weeks of pay.

          .    Grade J:

          Four (4) weeks of pay for each year of service with a minimum of 26 weeks of pay and a maximum of 52 weeks of pay.

     The Company may pay such amount in a lump-sum payment or semi-monthly over the period of weeks for which severance pay is due, at the Company's election. Outplacement services will be provided.

B)   RELATED TO UNSATISFACTORY PERFORMANCE (includes demonstrated
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     insufficient aptitude) - The amount of severance granted is determined as set forth below.

     . Two (2) weeks of severance pay at a maximum, regardless of years of service. Outplacement may be provided at the Company's sole discretion.

     NOTES:

          (1) Full year of service is defined as 12 full calendar months, beginning on the employee's date of hire and omitting any interim breaks in service in excess of 30 days in duration. Severance benefits paid under (A) above accrue for any remaining partial year of service.

          (2) Severance benefits shall not be benefit-bearing compensation for any benefit play maintained by the Company, except as otherwise required by law.

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          (3)  Severance pay is in addition to accrued salary and vacation benefits due the employee through the date of separation, which will be paid on or about that date or as otherwise required by law.

6. Company provided outplacement assistance may be available to employees to the extent and with a service or services selected by the Company for help in making a smooth transition to a new company or career. The type of outplacement assistance (if any) provided will be determined by the Supervisor/Department Head and VP-HR.

7.   To the extent offered, severance pay, outplacement assistance and other severance benefits, other than those required by law to be provided upon termination of employment, if any, will be provided only in exchange
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     for a general release and confidentiality agreement in form and substance satisfactory to the Company from the employee. The release will contain a release of all claims by the employee, confidentiality provisions and other terms deemed necessary or appropriate by the Company. Severance pay, outplacement assistance and other non-legally mandated benefits will not be paid to employees who do not execute such releases within the time frame set forth in the severance agreement and release.

8. Vacation eligibility does not accrue during the severance pay continuation period. Any unused vacation days will be paid in a lump sum on or about the time active employment is terminated.

9. Severance pay (not paid in a lump-sum) will occur in the same payroll manner as for regular employees. Outplacement assistance and other non-legally mandated benefits under this Plan will cease when the employee secures employment prior to the termination of the severance pay period, except as otherwise required by law. COBRA rights, discussed below, will be terminated in accordance with law.

10.  Medical (including employee assistance program), dental and vision are available if the employee, his or her spouse or eligible dependents are eligible and elect to continue coverage under the terms and conditions of the applicable plans and federal law ("COBRA"). If any such persons elect to continue these coverages under COBRA, the Company will, if requested in writing by employee, deduct the COBRA premium from the
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     employee's semi-monthly severance check, if any. Once severance pay continuation ceases, the employee or such other person shall continue making any remaining COBRA payments in a timely manner to receive continued coverage.

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11.  An employee receiving severance pay shall not be entitled to any type of incentive plan compensation or other perquisites, payable after commencement of severance pay, unless the terms of the applicable inventive compensation plan specifically provide for post-termination payments. Severance pay shall not be benefit-bearing compensation for purposes of any of the Company's qualified plans under ERISA including retirement, pension, savings or other similar plans, or under any other non-qualified plans.

12. The Committee shall have absolute discretion and authority to administer the Plan, and any modifications to the Plan for discrete groups of employees, according to their terms, to construe such terms and to determine all questions of interpretation or policy thereunder, including, but not limited to, questions regarding employees' eligibility for, and entitlement of employees to, any benefits. The Committee's construction or determination in good faith shall be final and conclusive. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Company's severance pay policies; provided, however, that any interpretation or construction shall be done in a nondiscriminatory manner. The Committee shall have all powers necessary or appropriate to accomplish the Committee's duties.

SEVERANCE APPEALS COMMITTEE
---------------------------

The Severance Appeals Committee (the "Committee"), consisting of three members, is appointed by the FINOVA Chairman of the Board (the "Chairman"). The Committee is charged with the authority to determine eligibility for and the type, amount and method of distribution of benefits under the Plan.

Any member of the Committee may resign at any time by delivering to the Chairman a written notice of resignation, to take effect at a date specified therein. Any member of the Committee may be removed with or without cause by the Chairman by delivery of written notice of removal, to take effect at a date specified therein. The Chairman, upon receipt of or giving notice of the resignation or removal of the member of the Committee, shall promptly designate a successor administrator who must signify acceptance of this position in writing. In the event no successor is appointed, the remaining member(s) or, if none, the head of the Human Resources Department for FINOVA, will function as the Committee until vacancies have been filled:

The Committee may engage agents to assist in carrying out the Committee's functions hereunder. The signature of one member of the Committee may be accepted by any interested party as conclusive evidence that the Committee has duly authorized the action therein set forth. No person receiving documents or written instructions and acting in good faith and in reliance thereon shall be obligated to ascertain the validity of such action under the terms of the Plan. The Committee shall act by a majority of its members at the

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time in office and such action may be taken either by a vote at a meeting or in writing without a meeting.

CLAIMS PROCEDURE
----------------

Any person who believes he/she is entitled to receive benefits under the Plan may file a claim for benefits. The claim must be in writing and submitted to FINOVA c/o its HR Department, 4800 N. Scottsdale Road, Scottsdale, AZ 85251. The claim must also set forth the specific reasons the claimant believes he/she is entitled to receive benefits. The Plan Administrator will, within 90 days of a claim, either allow or deny the claim in writing.

If all or part of the claim for benefits is denied the claimant will receive written notice from the Committee explaining the reason for the denial. The notice will identify the Plan provision upon which the denial is based and describe any additional information or material which may be needed to complete the claim, and explain the Plan's claim review procedure.

In the event of a denial, the claimant has the right to file an appeal with the Committee. To file an appeal, he/she must submit a written request for a claim review to the following:

          Severance Appeals Committee
          Human Resource Department
          The FINOVA Group
          4800 N. Scottsdale Road, MS 6E50
          Scottsdale, AZ 85251

The claimant must submit the appeal in writing within 60 days from the date that he/she receives the denial from the Committee. The claimant must also specify the reasons upon which he/she bases the appeal and provide any supporting evidence or documents, and submit the issues and comments in writing.

The Committee will notify the claimant in writing of its decision on review within 60 days after the date the request for review is received. The decision will include specific reasons for the decision and make reference to the pertinent Plan provisions.

The 90-day and 60-day time periods described above may be extended at the discretion of the Committee, as the case may be, for their respective second 90-day or 60-day periods, provided written notice of the extension is furnished the claimant prior to the expiration of the initial periods. In such a case the claimant will be notified of the special circumstances requiring the extension of time and the date by which a final decision is expected. Participants and beneficiaries shall not be entitled to challenge the Committee's determinations in any judicial or administrative proceedings without first complying with the claims procedure contained in the Plan. The Committee's decisions made pursuant to the claims procedure contained in the Plan. The Committee's decisions made pursuant to

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the claims procedure are intended to be final and binding on participants, beneficiaries and others.

RIGHTS UNDER ERISA
------------------

Participants in this Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as may be applicable. In general, ERISA provides that all Plan participants shall be entitled to:

     1. Examine without charge at the Plan Administrator's office and other specified locations all Plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor.

     2. Obtain copies of all Plan documents and certain other Plan information upon written request to the Plan Administrator, who may require a reasonable charge for the copies.

     3. Receive a summary of the Plan's annual financial reports, if any are required. In some Plans, the Plan Administrator is required by law to furnish each participant with a copy of the summary annual report. However, in totally unfunded welfare benefit plans which pay benefits from the general assets of the sponsoring employer, such as is the case with this Plan, the Administrator is not required to furnish summary annual reports.

In addition to creating rights for Plan participants, ERISA imposes duties upon persons who are responsible for the operation of the Plan. These persons are called "fiduciaries" of the Plan and have a duty to act prudently and in the interest of Plan participant and beneficiaries. No one may terminate the participant's employment or otherwise discriminate against a participant or beneficiary to prevent him/her from obtaining a benefit or exercising his/her rights under ERISA. If a claim for a benefit is denied in whole or in part, the claimant must receive a written explanation of the reason for the denial. A claimant has the right to have the Committee review and reconsider his/her claim. Under ERISA, there are steps a participant or beneficiary may take to enforce the above rights. For instance, if the individual requests materials from the Plan Administrator and does not receive them within 30 days from the date of the receipt of the request, he/she may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the individual up to $100 a day until he/she receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If the individual has a claim for benefits which is denied or ignored, in whole or in part, he/she may file suit in state or federal court. If it should happen that Plan fiduciaries breach their fiduciary duties, or if the participant or beneficiary is discriminated against for asserting his/her rights, he/she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs

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and legal fees. If the participant or beneficiary is successful, the court may order the defendant to pay these costs and fees. If the participant or beneficiary loses, the court may order him/her to pay these costs and fees; for example, if it finds the claim is frivolous.

If the employee has questions about the Plan, he/she should contact HR. If the employee has questions about this general statement or about his/her rights under ERISA, he/she should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

PLAN NAME AND I.D. NUMBER
-------------------------

The name of the Plan is The FINOVA Group Inc. Severance Pay Plan. The Plan identification number is 501. The Plan is a severance pay plan within the meaning of Section 2510.3-2(b) if the Department of Labor regulations under ERISA.

PLAN ADMINISTRATOR
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The Plan Administrator is The FINOVA Group Inc. Severance Appeals Committee.
Any persons may contact the Plan Administrator, in care of the Human Resources Department, The FINOVA Group Inc., 4800 N. Scottsdale Road, Scottsdale, AZ 85251. The named fiduciary for the Plan shall be the Severance Appeals Committee. The names and addresses of the member of the Severance Appeals Committee are William C. Roche, Stu Tashlik, and Peggy Taylor, all of whose addresses are the same as for the Plan administrator.

FUNDING FOR THE PLAN
--------------------

The Plan is a totally unfunded welfare benefit plan and the Plan benefits are paid solely from general assets of FINOVA or its participating subsidiaries, as the case may be.

EMPLOYER I.D. NUMBER AND ADDRESS
--------------------------------

The employer's identification number EIN is 86-0695381. FINOVA is located at 4800 N. Scottsdale Road, Scottsdale, AZ 85251. Its participating subsidiaries are: FINOVA Capital Corporation, FINOVA Portfolio Services, Inc., FINOVA Government Finance Inc.

PLAN YEAR
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The financial records for the Plan are maintained on a calendar year basis.

SERVING LEGAL PROCESS
---------------------

The C.T. Corporation System, located at 3225 North Central Avenue, Phoenix, Arizona 85012, is designated as agent for the FINOVA Group Inc. for the service of legal process.

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All papers concerning a lawsuit should be directed to this office. Legal Process may also be served on the Plan Administrator at FINOVA's Human Resources Department. In addition, service of legal process may be made on any member of the Committee.

NON-GUARANTEE OF EMPLOYMENT
---------------------------

Participation in the Plan is not and should not be considered a contract of employment.

AMENDMENT AND TERMINATION
-------------------------

FINOVA reserves the right to suspend, withdraw, amend, modify or terminate the Plan, in whole or in part, at any time for any reason. In such a case the employee may be entitled to receive different benefits under different conditions, or it is possible that he/she will lose all benefit coverage. In no event will the employee become entitled to any vested rights under the Plan.

FINOVA may amend the Plan at any time and from time to time in writing, by action of the Board of Directors, its Executive or Executive Compensation Committees, the Chairman, the President, or the Chief Executive Officer, or any one or more of them. The Board of Directors, any such Committee, or the Chairman may delegate authority to amend the Plan in writing to the FINOVA's Senior Vice President-Chief Administrative Officer. Amendments may be made in writing and notice of such modifications shall be given to employees as required by law. Amendments may also be contained in separate severance agreements, executed pursuant to the authority granted above. The Plan may be amended with respect to a single employee and different benefits may be in effect for different employees simultaneously, in the Company's sole discretion.

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